As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-271965

Registration No. 333-238115

Registration No. 333-228301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-271965

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-238115

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-228301

UNDER

THE SECURITIES ACT OF 1933

GAMIDA CELL LTD.

(Exact name of Registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 Huntington Avenue, 7th Floor

Boston, MA 02116

Tel: (617) 892-9080

(Address and telephone number, including area code of Registrant’s principal executive offices)

Gamida Cell Ltd. 2017 Share Incentive Plan (as amended and restated)

Gamida Cell Ltd. 2014 Israeli Share Option Plan

(Full title of the plans)

Gamida Cell Inc.

116 Huntington Avenue

Boston, MA 02116

Tel: (617) 892-9080

(Name, address, including zip code, and telephone number, of agent for service)

Copies to:

Divakar Gupta

Daniel I. Goldberg

Cooley LLP

55 Hudson Yards

New York, New York 10001

Tel: (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

DEREGISTRATION OF SECURITIES

Gamida Cell, Ltd., an Israeli corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed by the Company with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Company’s ordinary shares, NIS 0.01 par value (“Ordinary Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

●	Registration Statement on Form S-8 (File No. 333-271965), filed with the SEC on May 16, 2023, pertaining to the registration of 7,447,144 Ordinary Shares reserved for future issuance under the Company’s 2017 Share Incentive Plan, as amended and restated (the “2017 Plan”);

●	Registration Statement on Form S-8 (File No. 333-238115), filed with the SEC on May 8, 2020, pertaining to the registration of 1,552,443 Ordinary Shares reserved for future issuance under the 2017 Plan; and

●	Registration Statement on Form S-8 (File No. 333-228301), filed with the SEC on November 9, 2018, pertaining to the registration of 3,921,488 Ordinary Shares reserved for future issuance under the Company’s 2014 Israeli Share Option and the 2017 Plan.

As previously disclosed, on March 27, 2024, pursuant to Part 10 to the Israeli Restructuring and Financial Rehabilitation Law, 2018, the Company filed a voluntary proceeding for restructuring in the District Court of Beersheba, Israel. On March 28, 2024, the Nasdaq Stock Market LLC (“Nasdaq”) notified that Nasdaq will delist the Ordinary Shares, and, on April 25, 2024, Nasdaq filed a Form 25 with the SEC to remove the Ordinary Shares from listing on the Nasdaq. Following the effectiveness of the Form 25, the Company intends to file a Form 15 with the SEC to suspend its reporting obligations under the Exchange Act.

In connection with the foregoing, the Company has terminated any and all offerings of its Ordinary Shares pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on May 9, 2024.

GAMIDA CELL LTD.

By:	/s/ Abigail Jenkins
	Name:	Abigail Jenkins
	Title:	President and Chief Executive Officer

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Gamida Cell Ltd., has signed these Post-Effective Amendments on May 9, 2024.

Authorized U.S. Representative – Gamida Cell Inc.

By:	/s/ Abigail Jenkins
	Name:	Abigail Jenkins
	Title:	President and Chief Executive Officer

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